EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-159212,  as amended, File No. 333-159213, as amended, and File No. 333-168568, as amended) of Excel Maritime Carriers Ltd. and in the related Prospectuses, of our reports dated March 31, 2011, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

March 31, 2011
Athens, Greece